UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 8, 2014

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive Thousand Oaks, California	91320-1799
(Address of principal executive offices)	(Zip Code)

805-447-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2014, Amgen Inc. (the “Company”) publicly announced that Jonathan M. Peacock, age 55, is stepping down as the Company’s Chief Financial Officer, and Michael A. Kelly, age 57, the Company’s current Vice President, Commercial Operations, will serve as Acting Chief Financial Officer, each effective as of January 10, 2014.

Departure of Chief Financial Officer

On January 10, 2014, Mr. Peacock will step down as the Company’s Chief Financial Officer and will continue to be employed by the Company in a non-executive officer capacity to assist in the transition, which transition period is currently expected to extend until May 2014.

The Company has agreed that upon termination of his employment with the Company, Mr. Peacock will be entitled to the following severance benefits: (i) lump sum payment equal to 1.5 times base pay salary plus target annual cash incentive award opportunity; (ii) reimbursement for COBRA medical coverage for up to 18 months; (iii) senior executive career transition services for up to 12 months; (iv) a payment in an amount equal to the pro-rata value of the last unvested tranche of his new hire equity awards (options and restricted stock units) that vest in October 2014 (“Inducement Grant”), based on the total period of time that he has been employed over the total vesting period of such tranche (48 months) calculated on the date of his termination of employment with the Company, and using a stock price equal to $113 per share; and (v) payment following his transition at an hourly rate of $1,200 for any authorized time in further transitioning his responsibilities and with matters that arose during his tenure with the Company. In determining these severance benefits, the Compensation and Management Development Committee of the Company’s Board of Directors considered that, until September 2013, Mr. Peacock was eligible for severance protection at a higher benefit multiple of two times annual base salary and target annual cash incentive award opportunity plus up to 18 months of COBRA protection, that the Inducement Grant was made in part to compensate Mr. Peacock for value that he left behind at his former employer and that Mr. Peacock will have served (including by providing important transition services) nearly the full vesting period on the Inducement Grant. The agreement between the Company and Mr. Peacock includes a general release of all claims by Mr. Peacock and that Mr. Peacock forfeit and repay substantial benefits of this agreement if Mr. Peacock materially breaches any covenants or conditions in the agreement or in the previously signed Proprietary Information and Inventions Agreement, including if Mr. Peacock fails to fulfill his post-termination obligations to cooperate, to maintain the confidentiality of Company information and not to disparage the Company.

Appointment of Acting Chief Financial Officer

On January 9, 2014, in connection with Mr. Peacock’s stepping down as the Company’s Chief Financial Officer, Michael A. Kelly was appointed to serve as the Company’s Acting Chief Financial Officer, effective January 10, 2014. In connection with the assumption of the role of Acting Chief Financial Officer, Mr. Kelly will no longer continue as the Company’s Vice President, Commercial Operations, which he has served since October 2013. Mr. Kelly previously served as Acting Chief Financial Officer from May 2010 to September 2010. Mr. Kelly has also served as Vice President, Finance, Amgen-Astellas Joint Venture Lead from January 2013 to October 2013, and as Finance & CFO, International Commercial Operations from September 2010 to January 2013. Mr. Kelly served as Vice President, Corporate Planning & Control from May 2007 to May 2010 and as Chief Accounting Officer from August 2005 to September 2010. Mr. Kelly joined the Company in February 2003 as its Vice President, Finance for Process Development, Operations and Quality. Prior to joining the Company, Mr. Kelly had finance roles at Tanox Inc., Biogen, Inc. and Monsanto Life Sciences Company.

In connection with Mr. Kelly’s assumption of the additional responsibilities of Acting Chief Financial Officer, on the second business day following the Company’s release of its fourth quarter 2013 earnings, Mr. Kelly will receive a grant of restricted stock units valued at $1 million based on the closing stock price of the Company’s common stock on the grant date, and the restricted stock units will vest in 50% increments on each of June 30, 2014 and June 30, 2015, subject to his continued employment with the Company through such vesting dates.

Mr. Kelly does not have an employment agreement with the Company, but is a participant in the Company’s change of control plan. Mr. Kelly will continue with (i) his current base salary of $509,796, (ii) his eligibility to participate in the Company’s Management Incentive Plan (“MIP”) at an incentive target of 40% of base salary, and (iii) his eligibility to participate in the Company’s long-term compensation plans, savings, retirement, health and welfare plans on the same terms offered to all plan participants.

There are no family relationships between Mr. Kelly and any other director or executive officer of the Company, or with any person selected to become an officer or a director of the Company.

Additional Information

A copy of the press release announcing Mr. Peacock stepping down as the Company’s Chief Financial Officer and the appointment of Mr. Kelly as the Company’s Acting Chief Financial Officer is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1 Press Release, dated January 9, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: January 9, 2014	By:	/s/ David J. Scott
	Name:	David J. Scott
	Title:	Senior Vice President, General Counsel and Secretary

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